EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-135147, 333-123820, and 333-114051 on Form S-8 of our reports dated March 29, 2007, relating to (1) the consolidated financial statements of Ultra Clean Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment”) and (2) management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ultra Clean Holdings, Inc. for the year ended December 31, 2006.
Deloitte & Touche LLP
San Jose, California
March 29, 2007